Exhibit 4.9


                           CERTIFICATE OF DESIGNATION
                                       OF
                       SERIES C CUMULATIVE PREFERRED STOCK
                                       OF
                               MOTHERS WORK, INC.

                           Pursuant to Section 151 of
              the General Corporation Law of the State of Delaware
                   ------------------------------------------

     I, Rebecca C. Matthias, President of Mothers Work, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY:

     that, pursuant to authority conferred upon the Board of Directors of the Corporation (hereinafter called the "Board of Directors") by its Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), and, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, such Board of Directors, at a meeting held on October 8, 2001, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof creating a series of three hundred two thousand six hundred nineteen (302,619) shares of Preferred Stock having a par value of $0.01 per share, designated as Series C Cumulative Preferred Stock (the "Series C Preferred Stock") out of the class of two million shares of preferred stock of the Corporation having a par value of $0.01 per share (the "Preferred Stock"):

     RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of the Series C Preferred Stock having the powers, designations, preferences and rights, and qualifications, limitations and restrictions thereof, that are set forth as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series C Cumulative Preferred Stock" and the number of shares constituting such series shall be three hundred two thousand six hundred nineteen (302,619), with a stated value of Sixty-Four and 43746/100000 Dollars ($64.43746) per share (the "Stated Value").

     Section 2. Dividends.

          (A) The holder of each share of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative cash dividends (subject to Section 2(B)). Dividends shall compound quarterly to the extent unpaid on each March 1, June 1, September 1 and December 1



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     (each a "Compounding Date") commencing on December 1, 2001, and accrue from the date of issuance at the rate of eight and 625/1000 percent (8.625%) per annum (the "Dividend Rate") on the sum of (x) the Stated Value per share of Series C Preferred Stock then outstanding plus (y) accrued and unpaid dividends thereon.

          (B) All dividends on shares of Series C Preferred Stock then outstanding shall accrue until the first anniversary of the Original Issuance Date. For the period beginning on the first anniversary of the Original Issuance Date until the second anniversary of the Original Issuance Date, the Corporation shall pay cash dividends on shares of Series C Preferred Stock then outstanding at a rate of two and one-half percent (2 1/2%) per annum on the sum of (x) the Stated Value per share of Series C Preferred Stock then outstanding plus (y) the amount, if any, of dividends which have accrued on any amounts which should have been paid as cash dividends under this Section 2(B) that have not been so paid, and shall accrue the balance of unpaid dividends in accordance with this Section 2. After the second anniversary of the Original Issuance Date, the Corporation shall pay cash dividends on shares of Series C Preferred Stock then outstanding at a rate of four percent (4%) per annum on the sum of (x) the Stated Value per share of Series C Preferred Stock then outstanding plus
     (y) the amount, if any, of dividends which have accrued on any amounts which should have been paid as cash dividends under this Section 2(B) that have not been so paid, and shall accrue the balance of unpaid dividends in accordance with this Section 2, which balance shall be payable when and as declared by the Board of Directors.

          (C) Except to the extent paid in conjunction with the Put Option under
     Section 5 hereof (as defined below), no dividends shall be paid upon, or declared and set apart for, any share of Series C Preferred Stock unless at the same time a like proportionate dividend shall be paid upon or declared and set apart for all shares of Series C Preferred Stock then outstanding.

          (D) No dividends or other distributions of any nature (other than stock dividends payable in shares of the Common Stock) shall be declared and/or paid on any shares of Junior Stock (as defined in Section 9) unless and until all accrued and unpaid dividends on the Series C Preferred Stock then outstanding have been paid in full.

          (E) During the occurrence and continuance of a Put Option Default Period (as defined in Section 5), the Dividend Rate shall increase solely with respect to those shares of Series C Preferred Stock then outstanding held by holders who have exercised their Put Option, to twelve percent (12%) per annum on the sum of (x) the Stated Value per share of Series C Preferred Stock then outstanding plus (y) accrued and unpaid dividends thereon, and shall be payable in cash.

          (F) If dividends are declared and/or paid on any shares of Parity Stock (as defined in Section 9), then the holders of shares of Series C Preferred Stock then outstanding shall receive dividends on a pari passu basis with the holders of such Parity Stock in proportion to the total amount to which the holders of Series C Preferred Stock are entitled under this Section 2 and to which the holders of shares of Parity Stock are entitled under the Certificate of Incorporation or any Certificate of Designation for such class of stock, in each case upon such declaration of dividends.

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          (G) The Corporation shall not pay any cash dividends to the holders of
     Series C Preferred Stock under this Section 2 if, at the time of such payment the Corporation is prohibited under applicable law from making such payment, in cash (a "Legal Prohibition") or the Corporation is in default, or such payment would cause the Corporation to be in default (a "Senior Debt Default"), on any covenant contained in the Loan and Security Agreement, dated April, 1998, as amended, by and among Fleet Capital Corporation , the Corporation and Cave Springs, Inc., the Indenture, dated as of August 1, 1995, as amended, by and among the Corporation, the Guarantor named therein and Chase Manhattan Trust (as successor to Society National Bank), as Trustee (the "12 5/8% Senior Notes Indenture") or any loan agreement or indenture entered into in connection with a replacement or refinancing of the foregoing (collectively, the "Senior Debt"). In such event, such declared and unpaid cash dividends shall accrue and compound as set forth in Section 2(A) above at the rates set forth in Section 2(I) below.

          (H) If dividends are declared and paid in cash or property to the holders of record of shares of Common Stock, then holders of Series C Preferred Stock shall be entitled to receive an amount equal to such holder's ratable share of the Dividend Participation Amount. The term "Dividend Participation Amount" shall mean 10% of the amount of cash or property that is available to be paid to the holders of record of Common Stock as a dividend pursuant to the declaration by the Board.

          (I) If Corporation fails to pay cash dividends because of a Senior Debt Default then the Dividend Rate shall increase for as long as such dividend remains unpaid to nine and 625/1000 (9.625%) percent per annum on the sum of (x) the Stated Value per share of Series C Preferred Stock then outstanding plus (y) accrued and unpaid dividends thereon. If Corporation fails to pay cash dividends for any other reason then a Senior Debt Default then the Dividend Rate shall increase for as long as such dividend remains unpaid to eleven and 125/1000 percent (11.125%) on the sum of (x) the Stated Value per share of Series C Preferred Stock then outstanding plus
     (y) accrued and unpaid dividends thereon. The Corporation shall not, during any period in which there are cash dividends in arrears, make any restricted payments permitted under the 12 5/8% Senior Notes Indenture other than the restricted payments to holders of shares of Series C Preferred Stock then outstanding.

     Section 3. Rights on Liquidation, Dissolution, Winding Up.

          (A) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, after payment to the holders of Series A Preferred Stock and before any payment shall be made to the holders of any Junior Stock and on a pari passu basis with the holders of Parity Stock in proportion to the total amounts to which the holders of Series C Preferred Stock are entitled under this Section 3 and to which the holders of shares of Parity Stock are entitled under the Certificate of Incorporation or any Certificate of Designation for such class of stock, in each case upon such liquidation, dissolution or winding up, an amount in cash equal to the sum of (x) the Stated Value of each share of Series C Preferred Stock held by such holder, plus (y) the greater of (1) all accrued and unpaid dividends thereon or (2) the Participation Amount (as defined below). If upon any

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     liquidation,  dissolution or winding up of the  Corporation,  the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of assets with holders of Parity Stock in proportion to the total amounts to which the holders of Series C Preferred Stock are entitled under this
     Section 3 and to which the holders of shares of Parity Stock are entitled under the Certificate of Incorporation or Certificate of Designation for such series of Preferred Stock. Not less than ten (10) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series C Preferred Stock by registered or certified mail (return receipt requested and postage prepaid), setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Series C Preferred Stock, each share of Parity Stock and each share of Junior Stock in connection with such liquidation, dissolution or winding up.

          (B) In the event of any liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of shares of Series C Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of any Junior Stock shall be entitled, to the exclusion of and without participation by the holders of shares of Series C Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

          (C) The term "Participation Amount" shall mean each holder's pro rata share (based upon the proportion that such holder's number shares of Series C Preferred Stock bears to the total number of shares of Series C Preferred Stock then outstanding) of an amount (only if a positive number) equal to
     (A)(1) the Future Market Value of the Common Stock as of the date of liquidation, dissolution or winding-up or optional redemption as applicable minus (2) the Current Market Value of the Common Stock minus (3) the amount of capital raised by the Corporation after the Original Issuance Date in respect of any issuance for cash of shares of Common Stock (other than Excluded Issuances) at a price per share greater than the average closing price of a share of Common Stock of Buyer for the five trading days immediately before Closing (the "Closing Common Stock Price"), plus (4) the amount of capital raised by the Corporation after the Original Issuance Date in respect of any issuances for cash of shares of Common Stock (other than Excluded Issuances) at a price per share less than the Closing Common Stock Price multiplied by (B) 0.10. As used herein, the term "Current Market Value of the Common Stock" shall mean an amount equal to the Closing Common Stock Price multiplied by the number of outstanding shares of Common Stock immediately before Closing. As used herein, the term "Excluded Issuances" shall mean the issuances of Common Stock (i) upon the conversion of Series A Preferred Stock, (ii) the exercise of the Warrants, (iii) the exercise of options granted under a stock option plan of the Corporation approved by the Board of Directors, or (iv) upon a merger, consolidation or reorganization of the Corporation with or into another corporation or entity. "Future Market Value of the Common Stock" shall mean an amount equal to the then Current Market Price (as defined in Section 7) multiplied by the number of shares of Common Stock then outstanding immediately before the date of such liquidation, dissolution, winding-up or optional redemption, as applicable; provided that in the event that the Participation Amount is determined in accordance with a liquidation, dissolution or winding up or the exercise of the Call Option which is being made at or near the same time as a third-party transaction for which a price for the Common Stock is ascribed or ascertainable,

     "Future Market Value of the Common Stock" shall be determined with respect to the price per share for the Common Stock in respect of such third-party transaction.

     Section 4. Call Option.

          (A) At any time on or after April 18, 2004, (the "Call Option Election Date"), subject to an Call Option Notice (as defined below), the Corporation may repurchase all, but not less than all, of the then outstanding shares of Series C Preferred Stock from the holders of such shares. The purchase price of such shares of the Series C Preferred Stock shall be at a per share price equal to the sum of (x) the Stated Value thereof plus (y) the greater of (1) all accrued and unpaid dividends per share of then outstanding Series C Preferred Stock, such dividends to accrue and be computed through the Call Option Date (as defined below) or such later date as the shares of Series C Preferred Stock have been repurchased and (2) the Participation Amount (the "Call Option Price"). At any time following the Call Option Election Date, the Corporation may deliver to the holders of the Series C Preferred Stock then outstanding a notice that the Corporation has irrevocably elected to repurchase all of such holder's shares of Series C Preferred Stock then outstanding (the "Call Option Notice"). Such notice shall specify the date on which the then outstanding shares of Series C Preferred Stock shall be repurchased (the "Call Option Date"), which date shall not be fewer than five (5) days thereafter or longer than ninety (90) days thereafter.

          (B) The Call Option Price for shares of Series C Preferred Stock repurchased pursuant to Section 4(A) on the Call Option Date shall be payable as follows: on the Call Option Date, the Corporation shall pay to each holder of shares of Series C Preferred Stock being repurchased the Call Option Price being paid to such holder for such Series C Preferred Stock in cash. Simultaneously with its receipt of such cash payment, each holder of Series C Preferred Stock shall deliver to the Corporation or its agent the certificates representing the shares of Series C Preferred Stock being repurchased; provided, that, upon the payment by the Corporation of the applicable Call Option Price, all rights in respect of the shares of Series C Preferred Stock to be repurchased shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

          (C) Once repurchased pursuant to the provisions of this Section 4, all shares of Series C Preferred Stock shall be canceled and not subject to reissuance and such repurchased shares shall, without any action on the part of the Corporation or the stockholders of the Corporation, be eliminated from the authorized capital of the Corporation.

          (D) No shares of Series C Preferred Stock shall be entitled to the benefit of a sinking fund or purchase fund in respect of the Call Option provisions in this Section 4.

     Section 5. Put Option.

          (A) At any time on or after the Put Option Date (as defined in Section
     9), upon receipt by the Corporation of a written request by a holder of shares of Series C Preferred Stock then outstanding (a "Put Option Notice"), the Corporation shall repurchase the number of shares of Series C Preferred Stock specified in the Put Option Notice. The Corporation shall repurchase such shares of Series C Preferred Stock from any source of funds legally available therefor, by paying in cash a per share redemption price equal to the sum of (i) the Stated Value of each share of Series C Preferred Stock then outstanding plus (ii) all accrued and unpaid dividends per share on each outstanding share of Series C Preferred Stock, such dividends to accrue in accordance with Section 2 hereof and be computed through the date of the Put Option Payment Date (as defined below) or such later date when the Series C Preferred Stock has been repurchased (the "Put Option Price"). A "Put Option Payment Date" shall be the date which is sixty (60) days following the receipt of a Put Option Notice by the Corporation or, if the 60th day is not a business day, on the next business day.

          (B) If the funds of the Corporation legally available for repurchase of shares of Series C Preferred Stock on any Put Option Payment Date are insufficient to repurchase the total number of shares of Series C Preferred Stock to be repurchase on any such date, those funds that are legally available will be used to repurchase the maximum possible number of such shares ratably among the stockholders holding such shares to be repurchased based upon the number of such shares each such holder requested to be repurchased. The then outstanding shares of Series C Preferred Stock not repurchased shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the repurchase of shares of Series C Preferred Stock, such funds will immediately be used to repurchase the balance of the shares that the Corporation was obligated to redeem on a Put Option Payment Date but that have not been repurchased.

          (C) Except as provided herein, on or after the applicable Put Option Payment Date (unless the Corporation fails to pay the full Put Option Price on the applicable Put Option Payment Date), such stockholders holding shares of Series C Preferred Stock to be repurchased at such time shall surrender to the Corporation the certificate or certificates representing such shares and thereupon the Put Option Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event fewer than all of the shares represented by any such certificate are repurchased, a new certificate shall be issued representing the shares not repurchased.

          (D) From and after the applicable Put Option Payment Date or such later date as the Put Option Price is paid with respect to such share of Series C Preferred Stock, all rights of the holders of shares of Series C Preferred Stock designated for repurchase (except the right to receive the Put Option Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

          (E) If the Corporation defaults on its obligation to repurchase any or all of the shares of Series C Preferred Stock pursuant to this Section 5 (a "Put Option Default"), then the holders of shares of Series C Preferred Stock then outstanding shall, for any period from the date of such Put Option Default until the date such Put Option Default has been cured by payment of the Put Option Price (the "Put Option Default Period"), be entitled to designate one

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     representative for all such holders of Series C Preferred Stock to serve on the Board of Directors of the Corporation held during the Put Option Default Period (the "Series C Board Representative"). The Corporation shall take all necessary action that the Series C Board Representative shall serve as a director during each Put Option Default Period in accordance with the provisions of the Certificate of Incorporation and Bylaws and applicable law. At the end of any Put Option Default Period, the Series C Board Representative shall, without any action on the part of the Corporation, be removed from the Board of Directors and thereupon have no further authority as a director of the Corporation. The holders of Series C Preferred Stock then outstanding may elect, in lieu of designating a Series C Board Representative, to continue to designate a Board Observer pursuant to Section 9.10 of the Merger Agreement.

          (F) No shares of Series C Preferred Stock shall be entitled to the benefit of a sinking fund or purchase fund in respect of the Put Option provisions in this Section 5.

          (G) During a Put Option Default Period, without the affirmative vote of a majority of the holders of shares of Series C Preferred Stock then outstanding, the Corporation shall not:

               (1) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, any notes or debt securities issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), (b) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior to or on a parity with the Series C Preferred Stock with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise or (c) any additional shares of Series C Preferred Stock;

               (2) sell or transfer or permit any Subsidiary to sell or transfer more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (computed on the basis of the greater of (a) book value in accordance with generally accepted accounting principles consistently applied or (b) fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in one or more transactions (including any sale or other disposition of capital stock of any of the Corporation's Subsidiaries (whether by merger, consolidation or otherwise), but excluding sales of inventory in the ordinary course of business), unless in connection with such transaction(s) all holders of Series C Preferred Stock receive an amount equal to the Stated Value thereof plus all accrued and unpaid dividends thereon;

               (3) merge or consolidate with any person or entity (other than a merger or consolidation between or among wholly-owned Subsidiaries or a merger which is effected solely to change the state of incorporation of the Corporation), unless in connection with such transaction all holders of Series C Preferred Stock receive an amount equal to the Stated Value thereof plus all accrued and unpaid dividends thereon;

               (4) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes, but excluding any stock split, stock dividend, stock combination or like event), unless in connection with such transaction all holders of Series C Preferred Stock receive an amount equal to the Stated Value thereof plus all accrued and unpaid dividends thereon;

               (5)  become  or  remain   subject   to,  or  permit  any  of  its
          Subsidiaries to become or remain subject to, (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company's right to perform the provisions of this Certificate of Designation (including, without limitation, provisions relating to the declaration and payment of dividends on, and the making of redemptions of, the Series C Preferred Stock); or

               (6) redeem, purchase or otherwise acquire directly or indirectly (including through a Subsidiary) any Junior Stock (other than repurchases of not more than 5% of the Common Stock from present or former employees or consultants of the Corporation or its Subsidiaries upon termination of employment or consultancy in accordance with arrangements approved by the Corporation's Board of Directors), or directly or indirectly (including through a Subsidiary) pay or declare any dividend or make any distribution upon any Junior Stock (other than dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock).

     Section 6. Voting.

          (A) Except as expressly  required by applicable  law or as provided in
     Section 6(B), the holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote, with the holders of Series C Preferred Stock entitled to one vote per share of Series C Preferred Stock held.

          (B) The holders of outstanding shares of Series C Preferred Stock shall vote as a separate voting group on, and the affirmative vote of a majority of the outstanding shares of Series C Preferred Stock shall be required to authorize, any action which would:

               (1) in any manner alter or change the  designation or the powers,
          preferences  or  rights,   or  the   qualifications,   limitations  or
          restrictions of the Series C Preferred Stock;

               (2) reclassify shares of Junior Stock into shares of any class or series of capital stock ranking, either as to payment of dividends, distribution of assets (upon liquidation, dissolution, winding up or otherwise) or repurchase prior to or on a parity with the Series C Preferred Stock; or

               (3) increase the authorized number of shares of Series C Preferred Stock.

          (C) If at any time any action is proposed by the Corporation which requires the affirmative vote of the holders of the outstanding shares of Series C Preferred Stock pursuant to Section 6(B), the President (or any other officer) of the Corporation shall call a special meeting of the holders of Series C Preferred Stock for the purpose of voting on such proposed action. Such meeting shall be held at the earliest practicable date at such place as specified in or determined in accordance with the By-laws of the Corporation. Subject to the provisions of Section 228 of the Delaware General Corporation Law, any action required or permitted to be taken at any special meeting of the holders of Series C Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Series C Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those holders of outstanding shares of Series C Preferred Stock who have not consented in writing.

     Section 7. Conversion into Common Shares.

          (A) (1) The holder of any shares of Series C Preferred Stock shall not have the right to convert any of such holder's shares of Series C Preferred Stock into shares of Common Stock unless and until the occurrence and continuance of a Put Option Default after the Put Option Date (a "Conversion Right Event"). Upon a Conversion Right Event, the holder of shares of Series C Preferred Stock may, at such holder's option, at any time or from time to time, give the Corporation notice (a "Conversion Notice") that such holder is exercising his or its right (a "Conversion Right") to convert any or all of such holder's shares of Series C Preferred Stock and accrued and unpaid dividends thereon (subject to the 19.9% Limit defined below) into fully paid and nonassessable shares of Common Stock of the Corporation. The conversion of the Series C Preferred Stock set forth in the Conversion Notice shall be effective sixty (60) days from the delivery of said notice or, if an Call Option Notice is delivered after a Conversion Right Event, such earlier date that is immediately prior to the contemplated Call Option Date (the "Notice Period"). Subject to the provisions of Section 7(A)(2) below, upon the date immediately following the last day of the Notice Period (a "Conversion Date"), shares of Series C Preferred Stock as to which a Conversion Notice shall have been given which have not been redeemed during such period shall, automatically and without further action, convert into such number of fully paid and nonassessable shares of Common Stock equal to quotient determined by dividing (x) the Stated Value plus accrued and unpaid dividends thereon by (y) the product of the Applicable Percentage multiplied by a conversion price equal to the Current Market Price (as defined below) of a share of Common Stock determined as of the Conversion Date. In no event shall (x) the aggregate number of shares of Common Stock issued upon the conversion of all outstanding shares of the Series C Preferred Stock then outstanding plus
     (y) 350,000 shares of Common Stock exceed 19.9% of the number of outstanding shares of Common Stock immediately before the Original Issuance Date (the "19.9% Limit"). Any Conversion Notice shall be sent by the holder of the Series C Preferred Stock to the Corporation by first class, certified mail, postage prepaid or by reputable overnight courier.

               (2) Notwithstanding the giving of a Conversion Notice, at any time prior to the applicable Conversion Date, the Corporation shall have the right to redeem all or any portion of the shares of Series C Preferred Stock in respect of which such Conversion Notice was given pursuant to the Corporation's optional redemption rights contained in Section 4 by following the procedures and making the payments provided for in such Section 4.

          (B) The "Current Market Price" at any date of one share of Common Stock shall be deemed to be the average of the daily closing prices for the 30 consecutive business days ending 15 days before such date (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such 30 business day period) of the Corporation's Common Stock. The closing price for each day shall be the last reported sales price regular way or, if sales prices are not reported for the Common Stock, then the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange or the Nasdaq Stock Market on which the Common Stock are listed or admitted to trading, or if, on any day in question, the security shall not be quoted on any such principal national securities exchange or the Nasdaq Stock Market, then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by the Nasdaq Bulletin Board or any similar reputable quotation and reporting service, if such quotation is not reported by the Nasdaq Bulletin Board; provided, however, that if the Common Stock are not traded in such manner that the quotations referred to in this Section 7(B) are available for the period required hereunder, Current Market Price shall be reasonably determined by the Board of Directors of the Corporation.

          (C) Following exercise of the conversion rights pursuant to Section 7(A), the holder of any shares of Series C Preferred Stock so converted shall promptly deliver to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series C Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. As promptly as practicable thereafter, the Corporation shall issue and deliver to holder or, upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full Common Shares to which such holder is entitled, and a check or cash in respect of any fractional interest in a Common Share as provided in Section 7(D) hereof. Each person in whose name the certificate or certificates for Common Shares are to be issued shall be deemed to have become a shareholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he or it shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the number of Common Shares into which each share of Series C Preferred Stock shall be converted is that number which was in effect on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, or upon the written order of the holder of the certificate so surrendered for conversion, the Corporation shall issue and deliver, at the expense of the Corporation, a new certificate covering the number of shares of Series C Preferred Stock, representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series C Preferred Stock, represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

          (D) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the Current Market Price of a share of Common Stock determined as of the applicable Conversion Date multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entit1ed to any rights as shareholders of the Corporation in respect of such fractional interests.

               (1) The Corporation shall reserve and at all times from and after the Original Issuance Date keep reserved free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series C Preferred Stock.

               (2) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and free from all taxes, liens or charges with respect thereto.

               (3) Once converted pursuant to the provisions hereof, shares of Series C Preferred Stock so converted shall be canceled and not subject to reissuance, and such converted shares shall, without any action on the part of the Corporation or the shareholders of the Corporation, be eliminated from the authorized capital of the Corporation.

               (4) In the event that any conversion is to be made in connection with a Change of Ownership or Fundamental Change, the conversion of shares of Series C Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

               (5) For so long as the  Corporation  is required to file  reports under Section 13 of the Exchange Act (as defined below), the Corporation shall file all reports required to be filed by it under the Securities Act of 1933 (as amended, the "Securities Act") and the Securities Exchange Act of 1934 (as amended, the "Exchange Act") and the rules and regulations adopted by the Securities Exchange Commission ("SEC") thereunder and shall take such further action as any holder or holders of Common Stock issuable upon conversion of the Series C Preferred Stock may request, all to the extent required to enable such holder to sell such Common Stock (and all shares issued in respect of such Common Stock) pursuant to (i) Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the SEC. Upon request in connection with a transfer or registration, the Corporation shall deliver to any holder of Series C

          Preferred Stock a written statement as to whether it has complied with such requirements. Promptly after the Original Issuance Date, the Corporation will file with the domestic securities exchange on which the Corporation's Common Stock is traded (the "Applicable Exchange") the appropriate notification form for the listing of additional shares in a form reasonably acceptable to the holder of Series C Preferred Stock pursuant to the rules and regulations of the Applicable Exchange in respect of the Common Stock issuable upon conversion of the Series C Preferred Stock and the Corporation shall at all times cause the Common Stock issuable upon conversion of the Series C Preferred Stock to be listed on the Applicable Exchange.

               (6) The Corporation shall use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction over it as may be necessary to enable the Corporation to perform its obligations with respect to the conversion and shall make and pay for any governmental filings required to be made by the holder hereof or the Corporation in connection with the exercise of this Warrant.

     Section 8. No Fractional Shares. The Series C Preferred Stock may not be issued in fractions of a share.

     Section 9. Certain Definitions. As used herein with respect to the Series C Preferred Stock, the following terms shall have the following meanings:

          (A) The term "Applicable Percentage" means (i) until the first anniversary of the date of the Put Option Default, 100%, (ii) from the first anniversary of the date of a Put Option Default until the second anniversary of a Put Option Default, 98%, (iii) from the second anniversary of the date of a Put Option Default until the third anniversary of a Put Option Default, 96%, (iv) from the third anniversary of the date of a Put Option Default until the fourth anniversary of a Put Option Default, 94%,
     (v) from the fourth anniversary of the date of a Put Option Default until the fifth anniversary of a Put Option Default, 92%, and (vi) from and after the fifth anniversary of the date of a Put Option Default, 90%.

          (B) The term "Change in Ownership" means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof which results in any person or entity or group of persons or entities (as the term "group" is used under the Securities Exchange Act of 1934, as amended), owning capital stock of the Corporation possessing the voting power (under ordinary circumstances and without regard to cumulative voting rights) to elect a majority of the Corporation's Board of Directors.

          (C) The term "Common Shares" shall mean shares of Common Stock of the Corporation.

          (D) The term "Common Stock" means the class of common stock designated as the Common Stock, par value $.01 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of the common stock.

          (E) The term "Fundamental Change" means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis

     (computed on the basis of the greater of (i) book value in accordance with generally accepted accounting principles consistently applied or (ii) fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business), (b) any merger or consolidation to which the Corporation is a party, except for (i) a merger which is effected solely to change the state of incorporation of the Corporation or (ii) a merger in which the Corporation is the surviving corporation, terms of the Series C Preferred Stock are not changed or altered in any respect, the Series C Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of Common Stock as of immediately prior to such transaction shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances and without regard to cumulative voting rights) to elect a majority of the Corporation's Board of Directors, (c) any redemption or repurchase of capital stock representing a majority of the voting power of the outstanding shares of capital stock of the Corporation or (d) any other event after which the Corporation is no longer required to file reports under Section 13 of the Exchange Act.

          (F) The term "Junior Stock" (i) as used in Section 2, means the Series B Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation hereafter authorized or issued over which the Series C Preferred Stock has preference or priority as to the payment of dividends, (ii) as used in Section 3, means the Series B Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation over which the Series C Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation and (iii) for purposes of Sections 5 and 6 means the Series B Preferred Stock, the Common Stock and any other class or series of capital stock over which the Series C Preferred Stock has preference or priority as to payment of dividends or distribution of assets (upon liquidation, dissolution, winding up or otherwise).

          (G) The term "Merger Agreement" shall mean the Agreement and Plan of Merger, dated October 15, 2001 by and among the Corporation, eSpecially Brands, LLC, iMaternity Acquisition Corp. and the sellers listed therein.

          (H) The term "Put Option Date" shall mean the earliest of (i) October 18, 2006 (subject to Section 9.12 of the Merger Agreement), (ii) the consummation of a Fundamental Change, and (iii) the consummation of a Change in Control.

          (I) The term "Original Issuance Date" shall mean with respect to the Series C Preferred Stock, the Closing Date (as defined in the Merger Agreement).

          (J) The term "Parity Stock" (i) as used in Section 2, means the Series A Preferred Stock and any other class or series of stock of the Corporation hereafter authorized or issued ranking pari passu with the Series C
     Preferred Stock as to dividends or (ii) as used in Section 3, means any class or series of capital stock ranking pari passu with the Series C Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          (K) The term "Series A Preferred Stock" shall mean the series of Preferred Stock designated as Series A Preferred Stock pursuant to a
     Certificate of Designation filed with the Secretary of the State of Delaware on August 1, 1995.

          (L) The term "Series B Preferred Stock" shall mean the series of Preferred Stock designated as Series B Junior Participating Preferred Stock pursuant to a Certificate of Designation filed with the Secretary of the State of Delaware on May 14, 1998.

     Section 10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, when mailed by overnight courier by a reputable service or by United States first-class, certified or registered mail, postage prepaid to the other party at, if to the Corporation, to its corporate headquarters (attention: Chief Financial Officer) and, if to a holder of Series C Preferred Stock, to the address of such holder in the records of the Corporation. The Corporation shall give each holder of Series C Preferred Stock at least ten days prior written notice prior to the consummation of Change in Control or Fundamental Change.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, MOTHERS WORK, INC. has caused this Certificate to be signed by its President and attested to by its Assistant Secretary, this 17th day of October, 2001.


                                                  MOTHERS WORK, INC.


                                                  By: /s/ Rebecca C. Matthias
                                                      --------------------------
                                                          Rebecca C. Matthias
                                                          President

ATTEST:


By: /s/ Craig A. Swartz
    -------------------------------------
        Craig A. Swartz
        Assistant Secretary